Exhibit 99.1

November 18, 2016

Kentucky Bancshares, Inc. Announces Expansion of Stock Repurchase Program

Paris, KY - Kentucky Bancshares, Inc. announced today that its Board of Directors has expanded its previously announced stock repurchase program by an additional 50,000 shares of outstanding common stock. The Company's prior stock purchase plans were for the purchase of 400,000 shares. Under these previously announced plans, 330,520 shares have been purchased.

This expansion of our repurchase program re-emphasizes the confidence management and the Board of Directors have in the Company and in our prospects for the future, said Louis Prichard, Kentucky Bancshares's President and CEO. We believe the current quoted valuation of the Company's stock presents a compelling investment opportunity. By using a portion of our capital for this program, we believe we can further enhance returns to our remaining shareholders.

The Company's stock repurchase plan will permit purchases to take place selectively from time to time in open market purchases through a broker or in privately negotiated transactions. The purchases will be dependent upon market prices and other conditions, and there is no guarantee as to the exact number of shares to be purchased by the Company.

Kentucky Bancshares, Inc. is a financial services holding company, the parent of Kentucky Bank, a commercial bank and trust company, and is traded under the symbol KYTB. Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Lexington, Morehead, Nicholasville, Richmond, Sandy Hook, Versailles, Wilmore, and Winchester.


Contact: Louis Prichard or Gregory J. Dawson (859) 987-1795.